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                                                                    Exhibit 12.1
RF MICRO DEVICES, INC.
Summary Of Earnings to Fixed Charges
DEBT OFFERING
                                                                                                              THREE
                                                         YEAR ENDED MARCH 31,                              MONTHS ENDED
                                                  1999       2000         2001        2002         2003   JUNE 30, 2003
                                 --------------------------------------------------------------------------------------
            Interest expense                     1,244        1,400        8,351       15,556       22,725       3,040
            Interest capitalized                   912         --           --           --           --          --
            Amortization of discount              --           --            950        1,548        1,617         415
            Amortization of issuance cost         --           --             45           91           91          23
            Portion of rent expense
                 representing interest           1,547        2,549        4,802        9,355        6,939       1,019
                                             ---------------------------------------------------------------------------
            Total fixed charges               $  3,703     $  3,949     $ 14,148     $ 26,550     $ 31,372     $ 4,497

            Earnings:
            Income before taxes                 24,452       77,068       52,409      (27,413)      (9,085)     (7,935)
            Fixed charges (per above)            3,703        3,949       14,148       26,550       31,372       4,497
            Less capitalized interest             (912)        --           --           --           --          --
                                             ---------------------------------------------------------------------------
            Earnings                          $ 27,243     $ 81,017     $ 66,557     $   (863)    $ 22,287     $(3,438)


            Ratio earnings to fixed charges        7.4         20.5          4.7          N/M          N/M         N/M


            Earnings Insufficient to cover
            Fixed Charges                                                            $(27,413)    $ (9,085)    $(7,935)


            Operating Lease Expense              4,689        7,724       14,551       28,349       21,028       3,087
            Assumed Interest Component              33%          33%          33%          33%          33%         33%

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